<PLAINTEXT>
                                                                 Morgan Stanley
                                                                 Charter Series
     April 2006
     Monthly Report
This Monthly Report supplements the Charter Funds' Prospectus dated May 1, 2006.
                                                           Issued: May 31, 2006
[LOGO] Morgan Stanley
MORGAN STANLEY CHARTER SERIES
HISTORICAL FUND PERFORMANCE
Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. Past performance is no guarantee of future results.

                                                                                                          INCEPTION-  COMPOUND
                                                                                                           TO-DATE   ANNUALIZED
                   1994    1995 1996 1997 1998   1999    2000  2001    2002   2003  2004   2005    2006     RETURN     RETURN
FUND                %       %    %    %    %      %       %     %       %      %     %      %       %         %          %
-------------------------------------------------------------------------------------------------------------------------------
Charter Campbell    --      --  --    --  --      --      --    --    (4.2)   16.3   3.9   9.7     1.3      28.7        7.3
                                                                     (3 mos.)                    (4 mos.)
-------------------------------------------------------------------------------------------------------------------------------
Charter MSFCM...   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8 (3.3)    29.1   (5.1) (5.6) (19.6)   20.0     88.8        5.4
                 (10 mos.)                                                                       (4 mos.)
-------------------------------------------------------------------------------------------------------------------------------
Charter Graham..    --      --  --    --  --      2.9    22.0  9.7     36.8   16.1   1.3  (16.1)   10.2     105.0       10.5
                                               (10 mos.)                                         (4 mos.)
-------------------------------------------------------------------------------------------------------------------------------
Charter Millburn    --      --  --    --  --     (7.2)   12.1 (11.3)   21.1   (0.6) (5.3) (0.6)    13.0     18.2        2.4
                                               (10 mos.)                                         (4 mos.)
-------------------------------------------------------------------------------------------------------------------------------

DEMETER MANAGEMENT CORPORATION
330 Madison Avenue, 8th Floor
New York, NY 10017
Telephone (212) 905-2700
Morgan Stanley Charter Series
Monthly Report
April 2006
Dear Limited Partner:
  The Net Asset Value per Unit for each of the four Morgan Stanley Charter Series Funds as of April 30, 2006 was as follows:

                                               % CHANGE
                       FUND             N.A.V. FOR MONTH
                       ---------------------------------
                       Charter Campbell $12.87   -2.73%
                       ---------------------------------
                       Charter MSFCM    $18.88   14.12%
                       ---------------------------------
                       Charter Graham   $20.50   6.51%
                       ---------------------------------
                       Charter Millburn $11.82   4.70%
                       ---------------------------------

  Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.
  The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.
  Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Ave., 8th Floor, New York, NY 10017, or your Morgan Stanley Financial Advisor.
  I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.
Sincerely,
/s/ Walter J. Davis
Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Charter Campbell L.P.
Morgan Stanley Charter MSFCM L.P.
Morgan Stanley Charter Graham L.P.
Morgan Stanley Charter Millburn L.P.
MORGAN STANLEY CHARTER CAMPBELL L.P.
                                    [CHART]
                     Month ended           YTD ended
                    April 30, 2006       April 30, 2006
                   ----------------      ---------------
Currencies             -4.93%                -4.50%
Interest Rates          0.54%                 1.23%
Stock Indices           0.04%                 2.81%
Energies                0.70%                 1.02%
Metals                  1.27%                 2.24%
Note:Reflects trading results only and does not include fees or interest income. During the month, the Fund experienced losses from positions in the currency sector. These losses were partially offset by gains experienced in the metals, energy, and interest rate sectors.
In the currency markets, losses were incurred from long positions in the U.S. dollar as the value of the U.S. dollar declined against many of its major rivals, notably the Swiss franc, Canadian dollar, Japanese yen, and New Zealand dollar. This reversal lower in the value of the U.S. dollar was attributed to news that foreign central banks, will diversify their currency reserves away from the U.S. dollar. Also pressuring the value of the U.S. dollar were comments made by Chinese government officials, who have suggested that Beijing should gradually stop buying dollar-denominated U.S. bonds. Finally, the U.S. dollar also weakened on worries regarding the U.S. trade deficit and speculation that U.S. Federal Reserve may be near the end of its cycle in interest rate increases.
Within the metals sector, gains were achieved in the base metals markets from long copper and zinc futures positions, as well as long position in the precious metals, such as gold. The industrial metals all rallied sharply during the month to record highs as strong global industrial demand from the U.S., China, and India helped push prices higher. Gold prices rallied to 25-year highs, benefiting from strong demand and lagging supply. Demand for gold was also boosted by continued geo-political concerns regarding Iran's nuclear program, inflation concerns due to high oil prices, and strong global economic growth.
MORGAN STANLEY CHARTER CAMPBELL L.P.
(continued)
Profits in the energy sector were generated from long crude oil futures positions as prices trended higher amid strong demand, supply concerns involving Iran (Iran is the world's fourth largest producer of oil), and the limited ability of oil refineries to refine more oil.
In the fixed-income sector, gains were generated from short positions in U.S., German, and British fixed-income futures. Within U.S. markets, the yields on the 10-year Treasury Note and 30-year Treasury Bond climbed higher following the release of stronger-than-expected economic data that showed unemployment at a five-year low and consumer confidence at a four-year high. Similarly, in European markets, rising equity prices, strong economic growth, and concerns about rising oil prices pushed prices for German and British government debt futures lower.
Smaller gains in the Fund were recorded within the global stock index sector as long positions in Hong Kong, U.S., and Taiwanese equity index futures positions proved profitable. Generally, equity prices moved higher on strength in the technology sector, solid earnings, and an increase mergers and acquisition activity.
MORGAN STANLEY CHARTER MSFCM L.P.
                                    [CHART]
                        Month ended            YTD ended
                       April 30, 2006       April 30, 2006
                      ----------------     ---------------
  Currencies                2.74%                0.33%
  Interest Rates            4.25%                5.55%
  Stock Indices             0.73%                6.34%
  Energies                  0.27%               -1.26%
  Metals                    6.23%                8.82%
  Agriculturals             0.12%                0.74%
Note:Reflects trading results only and does not include fees or interest income. During the month, the Fund generated broad based gains across the metals, interest rate, currency, equity index, and agricultural sectors.
The three most profitable sectors traded by the Fund were the metals, global interest rate, and currency sectors. Within the metals sector, gains were achieved in the base metals markets from long copper, nickel, zinc, and aluminum futures positions, as well as long position in the precious metals, gold and silver. The industrial metals all rallied sharply during the month to record highs as strong global industrial demand from the U.S., China, and India helped push prices higher. Gold and silver prices both rallied to 25-year highs, benefiting from strong demand and lagging supply. Demand for gold and silver was also boosted by continued geo-political concerns regarding Iran's nuclear program, inflation concerns due to high oil prices, and strong global economic growth.
MORGAN STANLEY CHARTER MSFCM L.P.
(continued)
In the fixed-income sector, gains were generated from short positions in
German, U.S., Japanese, and Australian fixed-income futures. Within European markets, rising equity prices, strong economic growth, and concerns about rising oil prices pushed prices for German bund futures lower. Similarly, in the U.S., the yields on the 10-year Treasury Note and 30-year Treasury Bond climbed higher following the release of stronger-than-expected economic data that showed unemployment at a five-year low and consumer confidence at a four-year high. Japanese interest rate futures also dropped after the "Tankan" business sentiment survey offered a mixed picture, but pointed to broad economic recovery. Growing speculation that the Bank of Japan will end its "ultra-easy" monetary policy and begin to increase interest rates also weighed on prices. Finally, Australian 10-year bonds also declined, due in part to optimism that the Australian economy, which is heavily dependent on sale of natural resources, would continue to benefit from rising commodity prices. Additional gains were recorded in the currency markets from short positions in the U.S. dollar as the value of the U.S. dollar declined against many of its major rivals, notably the Singapore dollar, euro, Swedish krona, Japanese yen, and Swiss franc. This reversal in the value of the U.S. dollar was attributed to news that foreign central banks will diversify their currency reserves away from the U.S. dollar. Also pressuring the value of the U.S. dollar were comments made by Chinese government officials, who have suggested that Beijing should gradually stop buying dollar-denominated U.S. bonds. Finally, the U.S. dollar also weakened on worries regarding the U.S. trade deficit and speculation that the U.S. Federal Reserve may be near the end of its cycle in interest rate increases.
Additional gains were recorded within the equity index, energy, and agricultural sectors. Among the equity indices, long French, German, and Japanese equity index futures positions proved profitable. Strong foreign fund flows, solid corporate earnings, and increased mergers and acquisition activity helped drive equity prices higher, resulting in gains from long positions. Profits in the energy markets were generated from long crude oil futures positions as prices trended higher amid strong demand, supply concerns involving Iran (Iran is the world's fourth largest producer of oil) and the limited ability of oil refineries to refine more oil. Smaller energy gains resulted from short positions in natural gas futures as prices dropped towards the end of the month on an overabundance of global supply. The agricultural markets also contributed to April's gains with short positions in live cattle futures as prices finished lower on technically-based selling. Elsewhere in the agricultural complex, short positions in cotton futures recorded gains as prices trended lower due to an increase in world production.
MORGAN STANLEY CHARTER GRAHAM L.P.
                                    [CHART]
                        Month ended             YTD ended
                       April 30, 2006        April 30, 2006
                      ----------------      ---------------
Currencies                 -2.30%               -5.33%
Interest Rates              5.86%                8.58%
Stock Indices               0.60%                5.86%
Energies                   -0.06%               -0.47%
Metals                      2.09%                2.30%
Agriculturals               0.13%               -0.47%
Note:Reflects trading results only and does not include fees or interest income. During the month, the Fund generated gains across interest rate, metals, equity index, and agricultural sectors. Those gains were partially offset by losses incurred in the currency and energy markets.
In the fixed-income sector, gains were generated from short positions in
German, British, U.S., and Japanese fixed-income futures. Within European markets, rising equity prices, strong economic growth and concerns about rising oil prices pushed prices for German and British debt futures lower. Similarly, in the U.S., the yields climbed higher following the release of stronger-than-expected economic data that showed unemployment at a five-year low and consumer confidence at a four-year high. Japanese interest rate futures also dropped after the "Tankan" business sentiment survey offered a mixed picture, but pointed to broad economic recovery. Growing speculation that the Bank of Japan will end its "ultra-easy" monetary policy and begin to increase interest rates also weighed on prices.
MORGAN STANLEY CHARTER GRAHAM L.P.
(continued)
Within the metals sector, gains were achieved in the base metals markets from long copper, nickel, and aluminum futures positions, as well as long position in the precious metals, such as gold. The industrial metals all rallied sharply during the month to record highs as strong global industrial demand from the U.S., China, and India helped push prices higher. Gold prices rallied to
25-year highs, benefiting from strong demand and lagging supply. Demand for gold was also boosted by continued geo-political concerns regarding Iran's nuclear program, inflation concerns due to high oil prices, and strong global economic growth.
Additional gains were recorded within the equity index and agricultural sectors. Among the equity indices, long Hong Kong and U.S. equity index futures positions proved profitable. Strong foreign fund flows, solid corporate earnings, and increased mergers and acquisition activity helped drive equity prices higher, resulting in gains from long positions. The agricultural markets also contributed to April's gains with short positions in cotton futures recorded gains as prices trended lower due to an increase in world production. In the currency markets, losses were incurred from long positions in the U.S. dollar as the value of the U.S. dollar declined against many of its major rivals, notably the Australian dollar, Swiss franc, euro, and New Zealand dollar. This reversal in the value of the U.S. dollar was attributed to news that foreign central banks will diversify their currency reserves away from the U.S. dollar. Also pressuring the value of the U.S. dollar were comments made by Chinese government officials, who have suggested that Beijing should gradually stop buying dollar-denominated U.S. bonds. Finally, the U.S. dollar also weakened on worries regarding the U.S. trade deficit and speculation that the U.S. Federal Reserve may be near the end of its cycle in interest rate increases.
MORGAN STANLEY CHARTER MILLBURN L.P.
                                    [CHART]
                           Month ended            YTD ended
                          April 30, 2006       April 30, 2006
                         ----------------     ---------------
    Currencies               -1.08%               -4.71%
    Interest Rates            1.72%                3.91%
    Stock Indices             1.17%                7.78%
    Energies                  0.13%               -0.12%
    Metals                    3.25%                7.35%
    Agriculturals            -0.23%               -0.09%
Note:Reflects trading results only and does not include fees or interest income. During the month, the Fund generated gains across the metals, interest rate, equity index, and energy sectors. These gains were partially offset by losses incurred in the currency and agricultural markets.
Within the metals sector, gains were achieved in the base metals markets from long copper, nickel, aluminum zinc, and tin futures positions, as well as long position in the precious metals, gold and silver. The industrial metals rallied sharply during the month to record highs as strong global industrial demand from the U.S., China, and India helped push prices higher. Gold and silver prices both rallied to 25-year highs, benefiting from strong demand and lagging supply. Demand for gold and silver was also boosted by continued geo-political concerns regarding Iran's nuclear program, inflation concerns due to high oil prices, and strong global economic growth.
MORGAN STANLEY CHARTER MILLBURN L.P.
(continued)
In the fixed-income sector, gains were generated from short positions in
German, British, U.S., Canadian, and Japanese fixed-income futures. Within European markets, rising equity prices, strong economic growth, and concerns about rising oil prices pushed prices for German and British debt futures lower. Similarly, in the U.S., yields climbed higher following the release of stronger-than-expected economic data that showed unemployment at a five-year low and consumer confidence at a four-year high. Meanwhile, prices for Canadian interest rate futures declined amid investor sentiment that the Bank of Canada will tighten interest rates in the near future. Japanese interest rate futures also dropped after the "Tankan" business sentiment survey offered a mixed picture, but pointed to broad economic recovery. Growing speculation that the Bank of Japan will end its "ultra-easy" monetary policy and begin to increase interest rates also weighed on prices.
Additional gains were recorded within the equity index and energy sectors.
Among the equity indices, long Hong Kong, Taiwanese, European, U.S., and South African equity index futures positions proved profitable. Strong foreign fund flows, solid corporate earnings, and increased mergers and acquisition activity helped drive equity prices higher, resulting in gains from long positions. Smaller gains in the energy markets were generated from long futures positions in crude oil and its related products as prices moved higher amid strong demand, supply concerns involving Iran (Iran is the world's fourth largest producer of oil) and the limited ability of oil refineries to refine more oil. In the currency markets, losses were incurred from long positions in the U.S. dollar as the value of the U.S. dollar declined against many of its major rivals, notably the Japanese yen, Swiss franc, Swedish krona, and Norwegian krone. This reversal lower in the value of the U.S. dollar was attributed to news that foreign central banks will diversify their currency reserves away from the U.S. dollar. Also pressuring the value of the U.S. dollar were comments made by Chinese government officials, who have suggested that Beijing should gradually stop buying dollar-denominated U.S. bonds. Finally, the U.S. dollar also weakened on worries regarding the U.S. trade deficit and speculation that the U.S. Federal Reserve may be near the end of its cycle in interest rate increases.
Smaller Fund losses were incurred within the agricultural sector from short positions in the soybean complex as prices moved higher on forecasts from the U.S. Department of Agriculture for increased demand.
MORGAN STANLEY CHARTER SERIES
STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED APRIL 30, 2006 (UNAUDITED)

                                     Morgan Stanley              Morgan Stanley              Morgan Stanley
                                 Charter Campbell L.P.         Charter MSFCM L.P.          Charter Graham L.P.
                              ---------------------------  --------------------------  --------------------------
                                            Percentage of               Percentage of               Percentage of
                                            April 1, 2006               April 1, 2006               April 1, 2006
                                              Beginning                   Beginning                   Beginning
                                 Amount    Net Asset Value   Amount    Net Asset Value   Amount    Net Asset Value
                              -----------  --------------- ----------  --------------- ----------  ---------------
                                   $              %            $              %            $              %
INVESTMENT INCOME
  Interest income (Note 2)      1,598,987         .37         575,982         .41       1,599,036        .38
                              -----------       -----      ----------       -----      ----------       ----
EXPENSES
  Brokerage fees (Note 2)       2,160,324         .50         699,966         .50       2,117,158        .50
  Management fees (Note 2&3)      954,143         .22         233,322         .17         705,719        .17
                              -----------       -----      ----------       -----      ----------       ----
   Total Expenses               3,114,467         .72         933,288         .67       2,822,877        .67
                              -----------       -----      ----------       -----      ----------       ----
NET INVESTMENT LOSS            (1,515,480)       (.35)       (357,306)       (.26)     (1,223,841)      (.29)
                              -----------       -----      ----------       -----      ----------       ----
TRADING RESULTS
Trading profit (loss):
  Realized                      4,185,994         .97      (1,122,825)       (.80)     18,490,570       4.37
  Net change in unrealized    (14,476,474)      (3.35)     21,248,055       15.18      10,308,834       2.43
                              -----------       -----      ----------       -----      ----------       ----
   Total Trading Results      (10,290,480)      (2.38)     20,125,230       14.38      28,799,404       6.80
                              -----------       -----      ----------       -----      ----------       ----
NET INCOME (LOSS)             (11,805,960)      (2.73)     19,767,924       14.12      27,575,563       6.51
                              ===========       =====      ==========       =====      ==========       ====

                                    Morgan Stanley
                                Charter Millburn L.P.
                              -------------------------
                                          Percentage of
                                          April 1, 2006
                                            Beginning
                                Amount   Net Asset Value
                              ---------  ---------------
                                  $             %
INVESTMENT INCOME
  Interest income (Note 2)      193,105        .41
                              ---------       ----
EXPENSES
  Brokerage fees (Note 2)       236,606        .50
  Management fees (Note 2&3)     78,869        .17
                              ---------       ----
   Total Expenses               315,475        .67
                              ---------       ----
NET INVESTMENT LOSS            (122,370)      (.26)
                              ---------       ----
TRADING RESULTS
Trading profit (loss):
  Realized                    1,206,431       2.55
  Net change in unrealized    1,141,954       2.41
                              ---------       ----
   Total Trading Results      2,348,385       4.96
                              ---------       ----
NET INCOME (LOSS)             2,226,015       4.70
                              =========       ====

MORGAN STANLEY CHARTER SERIES
STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED APRIL 30, 2006 (UNAUDITED)

                             MORGAN STANLEY                        MORGAN STANLEY                       MORGAN STANLEY
                          CHARTER CAMPBELL L.P.                  CHARTER MSFCM L.P.                   CHARTER GRAHAM L.P.
                  ------------------------------------  ------------------------------------ ----------------------------
                       UNITS         AMOUNT    PER UNIT     UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT
                  --------------  -----------  -------- -------------  -----------  -------- --------------  -----------
                                       $          $                         $          $                          $
Net Asset Value,
 April 1, 2006    32,653,574.683  432,064,922   13.23   8,463,543.305  139,993,151   16.54   22,004,592.594  423,431,596
Net Income (Loss)       --        (11,805,960)   (.36)        --        19,767,924    2.34         --         27,575,563
Redemptions         (750,189.451)  (9,654,938)  12.87    (513,796.680)  (9,700,481)  18.88     (622,528.119) (12,761,826)
Subscriptions      3,355,211.031   43,181,565   12.87      48,539.044      916,417   18.88      506,389.635   10,380,988
                  --------------  -----------           -------------  -----------           --------------  -----------
Net Asset Value,
 April 30, 2006   35,258,596.263  453,785,589   12.87   7,998,285.669  150,977,011   18.88   21,888,454.110  448,626,321
                  ==============  ===========           =============  ===========           ==============  ===========

                                     MORGAN STANLEY
                                  CHARTER MILLBURN L.P.
                  --------------------------------------------
                  PER UNIT     UNITS        AMOUNT    PER UNIT
                  -------- -------------  ----------  --------
                     $                        $          $
Net Asset Value,
 April 1, 2006     19.24   4,191,180.133  47,321,164   11.29
Net Income (Loss)   1.26         --        2,226,015     .53
Redemptions        20.50     (67,664.360)   (799,793)  11.82
Subscriptions      20.50      63,950.067     755,890   11.82
                           -------------  ----------
Net Asset Value,
 April 30, 2006    20.50   4,187,465.840  49,503,276   11.82
                           =============  ==========

  The accompanying notes are an integral part of these financial statements. MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION.  Morgan Stanley Charter Campbell L.P. ("Charter Campbell"),
Morgan Stanley Charter MSFCM L.P. ("Charter MSFCM"), Morgan Stanley Charter Graham L.P. ("Charter Graham"), and Morgan Stanley Charter Millburn L.P. ("Charter Millburn") (individually, a "Partnership", or collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").
  The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). For Charter Campbell, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all of the options on foreign currency forward contracts. The trading advisor for Charter MSFCM is VK Capital Inc. ("VK Capital," or the "Trading Advisor"), Demeter, Morgan Stanley DW, MS & Co.,
MSIL, MSCG, and VK Capital are wholly-owned subsidiaries of Morgan Stanley.
  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based on their proportional ownership interests.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.
REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, Morgan Stanley DW credits each Partnership with interest income on 100% of its average daily funds held at Morgan Stanley DW. In addition, Morgan Stanley DW credits each Partnership with 100% of the interest income Morgan Stanley DW receives from
MS & Co. and MSIL with respect to such Partnership's assets deposited as margin. The interest rates used are equal to that earned by Morgan Stanley DW on its U.S. Treasury bill investments. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on forward contracts and other Futures Interests.
  The Partnerships' functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.
BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6% of the Partnership's Net Assets as of the first day of each month (a 6% annual rate). Such fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and offering expenses.
OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur an incentive fee. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.
CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit at monthly closings held as of the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.
  Effective May 1, 2006, Charter Campbell no longer accepts any subscriptions for Units in the Partnership.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six month after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, with a minimum of 100 Units required for each redemption, unless a limited partner is redeeming his entire interest in a particular Partnership.
  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.
EXCHANGES.  On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.
  Effective May 1, 2006, Charter Campbell no longer accepts any exchanges of Units from any
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
other Charter Series Fund for Units of Charter Campbell.
DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.
INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.
DISSOLUTION OF THE PARTNERSHIPS. Charter MSFCM will terminate on December 31, 2025 and Charter Campbell, Charter Graham, and Charter Millburn will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.
--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
Each Partnership pays brokerage fees to Morgan Stanley DW as described in Note
1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.
  Demeter, on behalf of Charter MSFCM and itself, entered into a Management Agreement with VK Capital to make all trading decisions for the Partnership. Charter MSFCM pays management and incentive fees (if any) to VK Capital.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:
Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.
Morgan Stanley Charter MSFCM L.P.
  VK Capital Inc.
Morgan Stanley Charter Graham L.P.
  Graham Capital Management, L.P.
Morgan Stanley Charter Millburn L.P.
  Millburn Ridgefield Corporation
Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:
MANAGEMENT FEE. Charter MSFCM, Charter Graham, and Charter Millburn each pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2% (a 2% annual rate) of the Partnership's Net Assets under management by each trading advisor as of the first day of each month.
  Charter Campbell pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2.65% (a 2.65% annual rate) of the Partnership's Net Assets under management as of the first day of each month.
INCENTIVE FEE. Each Partnership's incentive fee is equal to 20% of trading profits, paid on a quarterly basis for Charter MSFCM, and paid on a monthly basis for Charter Campbell, Charter Graham, and Charter Millburn.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(concluded)
  Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, or calendar quarter with respect to Charter MSFCM, the trading advisor must recover such losses before that trading advisor is eligible for an incentive fee in the future.
Managed futures investments are speculative, involve a high degree of risk, use significant leverage, are generally illiquid, have substantial charges, are subject to conflicts of interest, and are suitable only for the risk capital portion of an investor's portfolio. Before investing in any managed futures investment, qualified investors should read the prospectus or offering documents carefully for additional information with respect to charges, expenses, and risks. Past performance is no guarantee of future results.
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